Exhibit 99.2

Qumu Corporation

Q1 2015

Conference Call

May 7, 2015

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the Qumu Corporation Q1 2015 Conference Call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. If you have a question, please press the star followed by the one on your touchtone phone. If you’d like to withdraw your question, please press the star followed by the two. If you’re using speaker equipment, please lift the handset before making your selection. This conference is being recorded today, Thursday, May 7, 2015.

I would now like to turn the conference over to Doug Sherk of the EVC Group. Please go ahead, Mr. Sherk.

Doug Sherk

Thank you, Operator, and good afternoon everyone. After the close of the market today, Qumu issued a press release announcing its first quarter 2015 financial results. The release is available on the Company’s corporate website at www.qumu.com.

Before we get started, during the course of this conference call, the company will make forward-looking statements about its future plans, objectives, beliefs, expectations and prospects. For this purpose, any statements made today that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements are not guarantees of future actions, outcomes, results or performance. By their nature, these forward-looking statements are subject to many risks and uncertainties that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statement. A discussion of the risks and uncertainties that affect Qumu’s business is contained in the company’s SEC filings, particularly under the heading Risk Factors, and in the press release issued this afternoon. Copies of these documents are available online from the SEC or on the Qumu website. These forward-looking statements are made only as of the date this conference call was initially held and the Company assumes no obligation and does not intend to update these forward-looking statements after the date of this conference call, whether as a result of new information, future events, developments, changes in assumptions or otherwise.

And now, I’d like to turn the call over to Sherman Black, CEO of Qumu.

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Sherman Black

•	Good afternoon everyone, and thank you for joining our conference call. With me today is Jim Stewart, our Chief Financial Officer.

First Quarter Highlights

•	This afternoon we announced our financial results for the first quarter. I would like to review the highlights and address some of our near term challenges.
•	Contracted commitments in the first quarter totaled $8.1 million compared with $14.3 million in the first quarter of 2014. Last year’s commitments included a large order totaling $9.5 million from a single technology customer. Excluding that transaction, contracted commitments were up 69%. Driving our first quarter growth was strength in Qumu Enterprise in North America.
•	New client commitments came from a diverse range of industries including automotive, financial services, forest products and one client from the public sector.
•	Our customer base continues to value our solutions as was evidenced by a greater than 95% renewal rate on both Qumu Cloud term-based customers and Qumu Enterprise maintenance customers. We also generated $3 million of expansion related bookings at our existing clients during the quarter.
•	Revenue totaled $6.0 million in the first quarter, an increase of 52% from the prior year.
•	We made substantial progress on our strategic plan to address the large and growing Qumu Cloud opportunity in North America and APAC and we have expanded this product’s pipeline considerably.
•	We continued to innovate our products. During the first quarter, we launched several product releases which advanced our capabilities around user experience, social media, analytics and mobile.
•	Lastly, our investments in technology partners and integrations are enabling our clients to realize the power of video in their existing enterprise fabric. Qumu’s integrations with Citrix VDI, Jive, SharePoint, Good Dynamics and most recently Webex, are all creating pipeline opportunities for 2015.
•	While revenue grew at a strong pace, the growth in contracted commitments were below our expectations for the quarter. We have identified two primary challenges that are constraining this growth and we have taken actions to address them. I’d like to spend the next few minutes discussing these issues and how we will regain the commitments growth that I know this company is capable of.

EMEA Execution

•	Our first quarter contracted commitments and revenue contribution from EMEA were behind plan, reflecting issues related to sales execution and demand generation. We have moved quickly to address the shortfall and get our EMEA sales execution back on track.

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•	In late March, we asked Peter Shutte to assume sales responsibility for the EMEA region in addition to his current responsibilities. During the last two years, Peter has built out a sales and business development team in the Americas that has delivered most of our bookings. He has established best practices, scalable processes and a culture of accountability.
•	Peter has been tasked to mirror that in the EMEA region and drive collaboration targeting our multinational prospects and clients.
•	He will be evaluating the sales and support team structure, regional assignments, and quota coverage to ensure we are positioned to improve results.
•	He will also be assessing the sales talent currently in place and will be adding sales and support staff, where appropriate. Recruiting is underway to replace the EMEA sales VP who resigned late last month, and we will be adding a Western Region Sales VP in North America to prevent Peter’s efforts from becoming too diluted and ensure continued momentum in our highest producing region.
•	In addition, in late Q1 we brought our EMEA demand generation and marketing activities in house. We will continue to build out that critical capability and feed the sales team with a robust pipeline of opportunities.
•	We also expect the Middle East to contribute to the EMEA region results in 2015. In the first quarter we closed our second transaction in the Middle East and we see a pipeline of opportunities. We have established an office in Dubai and a new sales rep started there last month.
•	These actions should improve our close rate on significant EMEA deals as well as grow the region’s pipeline to drive momentum for the remainder of 2015.

Channel Partners

•	We entered 2015 with expectations of closing several significant transactions from one of our key channel partners; however, these opportunities have been very slow to develop and are unlikely to contribute to our 2015 results. In addition, it has taken longer than anticipated to establish our channel in APAC.
•	As a result we are refocusing our channel strategy on Qumu Cloud which has a less complicated and faster selling process. We are also evaluating potential partners in the unified communications market.
•	On a positive note, in APAC we are finalizing our relationship with our target partner. While it is still in the very early days for Qumu Cloud in APAC, we’re already seeing a developing pipeline with that channel prospect.

Gross Margin

•	While revenue growth was strong, this growth was also below our expectations for the quarter. The shortfall in revenue affected our gross margin. We generated gross margin of 37% in the recent first quarter compared with 35% in the first quarter a year ago. Revenue in the quarter was insufficient to offset the increase in customer support and professional service investments that we made to support our expected growth. These higher costs ahead of revenue growth resulted in a lower than anticipated gross margin.

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2015 Outlook

•	Looking ahead, we remain confident that the market for video in the enterprise is strong and growing rapidly. More and more businesses are recognizing that video must be a part of their enterprise fabric and their investments in video will continue to grow.
•	Qumu is well positioned to capitalize on this growth. Whether a client wants an on premise deployment, the convenience of the cloud or a hybrid, we believe Qumu offers the best solution. Our products continue to be very well received by customers and highly ranked in comparison studies conducted by all the industry analysts.
•	We are committed to improving our execution. We have taken steps to address the shortfalls in EMEA and the Channel, but we will not see results overnight. While we expect to see significantly improved results in the second half of the year, we have revised our outlook for the full year 2015.
•	The Company is now expecting annual revenue growth in 2015 to exceed 40% compared to 2014.
•	With this adjusted revenue growth expectation, the Company now expects gross margins to improve from 2014 and exceed 50% for all of 2015.
•	Protecting our cash position is an imperative for us, and therefore, given the lower outlook, we are aggressively assessing our hiring and spending plans for the year with the intention of still ending 2015 with greater than $20 million in cash and marketable securities.
•	With that, I’ll now turn the call over to Jim for a more in depth look at the first quarter financial results. Jim.

James R. Stewart

•	Thanks, Sherman. I’ll begin with a brief review of the some of the details behind key components of our income statement that Sherman has not already touched on.
•	First quarter 2015 contracted commitments of $8.1 million were down 43% from last year’s first quarter. As Sherman noted, excluding last year’s key win from a large technology customer, commitments were up 69% from Q1 of 2014.
•	Of our first quarter license bookings, 42% were perpetual contracts and 58% were term contracts.
•	Revenue in the first quarter of 2015 was $6.0 million, up 52% from the first quarter of last year. This lower than expected revenue reflected a relatively low conversion of first quarter contracted commitments into first quarter revenue.
•	Recurring term contracts - which include maintenance contracts - represented approximately 62% of our total $8.1 million of contracted commitments in the first quarter. This is a higher mix of recurring contracts than we have had compared to recent prior quarters.

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•	As we’ve discussed before, our revenue will vary quarter to quarter based on the type of contract between Qumu and its customers. Perpetual contracts generally result in revenue recognized closer to the bookings date while term contracts result in most of the revenue being recognized ratably over the period of the contract.
•	Moving down the income statement… the gross margin in the first quarter 2015 was 37% compared with 35% in the first quarter last year. As Sherman discussed, the Company still lacks scale to cover the investments made in customer support and professional services to support our growth and deploy backlog. Gross margin improvement has been slowed by these higher costs being expensed ahead of reported revenue.
•	As we see higher revenues in upcoming quarters, gross margins should improve considerably from these first quarter levels.
•	Operating expenses in the first quarter 2015 were $12.2 million compared with $8.7 million in last year’s first quarter.
•	R&D expense in the first quarter 2015 was up $800 thousand as compared to first quarter 2014, with the addition of Kulu Valley contributing $300 thousand of this increase and the remainder reflecting higher R&D headcount and program spending.
•	First quarter 2015 SG&A expense increased $2.7 million compared to last year’s first quarter. This increase is primarily due to higher sales costs of $900 thousand from increased sales headcount and commissions, $700 thousand due to the addition of Kulu Valley, and $900 thousand from one time charges related to transition and restructuring activities.
•	The operating loss in the first quarter 2015 was $10.0 million compared with $7.3 million loss in the first quarter a year ago.
•	Cash and marketable securities totaled $27.4 million at March 31, 2015 compared with $35.2 million at December 31, 2014, reflecting the first quarter operating loss and incentive payouts.
•	Not included in the cash balance was $2.3 million in disc publishing sale proceeds that are in escrow and are reported as restricted cash on our balance sheet as of March 31, 2015. This amount will remain as restricted cash until the escrow is released in October, 2015.
•	Capital expenditures were approximately $200 thousand in the first quarter 2015.
•	That concludes my remarks. Now, I’ll turn the call back to Sherman.

Sherman Black

•	Thanks, Jim. Before I open the call up for your questions, I want to reiterate our confidence in the enterprise video market and our confidence in Qumu’s solutions.
•	I believe we have the actions underway that will address and improve our financial performance. These actions have our undivided focus. We are confident in our ability to execute and look forward to reporting to you on our continued progress.

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•	As a last note, I want to mention that Peter Goepfrich, our new CFO, will be joining us on May 18. We are very happy to be bringing on board a seasoned CFO with 15 years of executive experience with growing software companies and I look forward to introducing you to him.
•	Jim will be available to support the transition through September 30. I would like to once again thank Jim for his service and wish him all the best in his next endeavor.
•	Now, Operator, would you open up the line for Q&A?

Sherman Black

•	Thank you again for joining us today.
•	We will provide an update during our second quarter call in early August.

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